EXHIBIT 10.3

June 12, 2019

David J. Helkey

c/o Destination Maternity Corporation

232 Strawbridge Drive

Moorestown, New Jersey 08057

RE: Office of the CEO

Dear Dave:

This letter confirms our understanding that, effective as of June 13, 2019, you have been appointed as a member of the Office of the Chief Executive Officer of Destination Maternity Corporation (the “Company”). You shall serve in such capacity at the direction of the Board of Directors of the Company (the “Board”).

You acknowledge and agree that this appointment is temporary, that the Board may terminate the appointment at any time, and that the appointment will automatically terminate upon the commencement of employment of an Interim Chief Executive Officer or Chief Executive Officer of the Company (or the termination of your employment with the Company). You acknowledge that this appointment does not entitle you to any additional compensation or benefits.

In addition, you expressly acknowledge and agree that the matters contemplated in this letter agreement are the result of your mutual agreement with the Company and you hereby expressly consent to such matters, and that neither your appointment as a member of the Office of the Chief Executive Officer nor the termination of that appointment constitute “Good Reason” (as defined in your Executive Employment Agreement with the Company, dated as of January 9, 2019 (as supplemented or modified from time to time, the “Employment Agreement”)) and you hereby waive any such right to claim “Good Reason” with respect to the foregoing. For the avoidance of doubt, you expressly acknowledge and agree that no severance compensation or benefits shall be payable in connection with your appointment as a member of the Office of the Chief Executive Officer nor the termination of that appointment.

You and the Company have mutually agreed to amend Exhibit D to the Employment Agreement (“Relocation Benefits”) as follows:

•	The date by which you must relocate your primary and permanent residence to the Moorestown, New Jersey area, as described in Section 1 of such Exhibit D, is hereby extended to June 30, 2020.

•	The reference to “six (6) months following the Effective Date” in Section 2 of such Exhibit D is hereby replaced with “June 30, 2020.”

Except as expressly provided herein, the Employment Agreement remains unchanged and in full force and effect in accordance with its terms.

This letter agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. This letter agreement contains the entire agreement and understanding of the parties hereto relating to the subjects addressed herein. This letter agreement may only be changed or modified by an agreement in writing signed by the parties hereto. This letter agreement may be executed in multiple counterparts (including by electronic signature, in portable document format (.pdf) or otherwise), each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

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If you are in agreement with the foregoing, please execute this letter agreement at the signature line below and return an executed copy to the Company.

Very truly yours,

DESTINATION MATERNITY CORPORATION

By:	/s/ Rodney Schriver
Name: Rodney Schriver
Title: Senior Vice President & Chief Accounting Officer

ACCEPTED AND AGREED TO BY:

/s/ David J. Helkey
David J. Helkey
Date: June 12, 2019